Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS
THIRD QUARTER 2013 FINANCIAL RESULTS

Englewood, Colorado, November 5, 2013 - Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) today reported third quarter 2013 results. Highlights include(1):

Attributed to Liberty Interactive Group

•	Grew QVC US revenue by 5% and adjusted OIBDA(2) by 9%

◦	QVC US operating income increased by 10%

◦	QVC.com revenue as a percent of total US revenue increased to 41%, a 2 point increase

◦	QVC US mobile penetration was 32% of QVC.com orders

•	Repurchased $303 million LINTA shares from August 1 to October 31, 2013

•	Announced plan to create QVC Group and Liberty Digital Commerce Group tracking stocks out of Liberty Interactive Group
Attributed to Liberty Ventures Group

•	Announced plan to spin-off Liberty TripAdvisor Holdings

•	Invested $300 million in Abengoa solar project

“QVC again posted solid results in the US, while the international markets proved more challenging and were negatively impacted by currency fluctuations in Japan and the UK. We announced our plan to create the new QVC Group and Liberty Digital Commerce Group tracking stocks,” stated Greg Maffei, Liberty President and CEO. “We repurchased $303 million of Liberty Interactive stock from August 1 to October 31, and $854 million year to date. We announced our plan to spin-off Liberty TripAdvisor Holdings (which is attributable to Liberty Ventures) and we expect the spin-off to occur in the first half of 2014.”

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 2% to $2.2 billion in the third quarter, adjusted OIBDA was relatively flat at $396 million and operating income increased 3% to $199 million. The increase in revenue was due to favorable results at QVC and the eCommerce companies.

QVC
QVC's consolidated net revenue increased 2% in the third quarter to $1.9 billion. During the same period, adjusted OIBDA increased 3% to $408 million and operating income remained relatively flat at $259 million. On a constant currency basis, consolidated net revenue increased 4% and adjusted OIBDA grew 5% in the third quarter as the US denominated results were negatively impacted by exchange rate fluctuations, primarily the strengthening of the US Dollar against the Japanese Yen, which decreased 20%.

“QVC had strong results in the third quarter, and marked great success in the growth of our global TV and digital platforms,” said Mike George, QVC President and CEO. “We’ve expanded QVC’s audience reach to 290 million homes worldwide, and created new digital platforms that include the launch of toGather, our new social commerce platform. We’re delivering a unique shopping experience that is perfectly aligned with the megatrends that are reshaping the retail industry today.”

QVC's US revenue increased 5% to $1.3 billion in the third quarter primarily as a result of strength in the home, accessories and beauty categories. Average selling price per unit ("ASP") increased 5% from $55.21 to $57.88 and units sold increased 1% compared to the prior year third quarter. Returns as a percent of gross product revenue improved 42 basis points due primarily to lower product return mix within the categories. In the same period, QVC US eCommerce revenue increased 12% to $535 million and grew to 41% from 39% as a percentage of total QVC US net revenue. Adjusted OIBDA increased 9% to $304 million and adjusted OIBDA margin(2) increased 86 basis points in the third quarter. Adjusted OIBDA margin increased primarily due to improved product margins, due in part to a favorable product mix, and favorable warehouse and freight expenses.

QVC's international revenue in US Dollars decreased 5% in the third quarter to $644 million. The third quarter results included the negative impact of the strengthening of the US Dollar against the Japanese Yen, and to a lesser extent, the UK Pound Sterling, which were somewhat offset by the weakening of the US Dollar against the Euro. Adjusted OIBDA decreased 13% to $104 million and adjusted OIBDA margin decreased 132 basis points in the third quarter. In constant currency, QVC's international revenue and adjusted OIBDA increased 2% and decreased 4%, respectively.

QVC Japan's revenue decreased 1% in local currency in the third quarter. QVC Japan's ASP in local currency decreased 3%, but units sold increased 4% in the third quarter. Japan experienced growth in apparel that was more than offset by declines in accessories and beauty sales as well as a 205 basis point increase in the return rate driven by the higher mix of apparel that returns at a higher rate. QVC Japan's adjusted OIBDA in local currency decreased 14% and adjusted OIBDA margin decreased 277 basis points in the third quarter. The decrease in adjusted OIBDA margin was primarily due to lower product margins, increased programming distribution costs and higher personnel expenses.

In US Dollars, QVC Japan's revenue and adjusted OIBDA decreased 22% and 31%, respectively. The decrease in revenue and adjusted OIBDA during the quarter was driven by a 20% decline in the Japanese Yen, which created significant pressure on US Dollar denominated results.

QVC Germany's revenue remained relatively flat in local currency in the third quarter. QVC Germany's ASP in local currency decreased 3%, while units sold increased 6% in the third quarter. QVC Germany had growth in apparel and home sales, offset by a decrease in jewelry and beauty as well as a 170 basis point increase in the return rate due the greater mix of apparel that returns at a higher rate as well as higher returns in the apparel, jewelry and home categories. QVC Germany's adjusted OIBDA in local currency decreased 3% and adjusted OIBDA margin decreased 54 basis points for the third quarter. Adjusted OIBDA margin decreased primarily due to higher information technology and personnel expenses, partially offset by a reversal of an accrual made in connection with additional taxes and social security contributions related to a reclassification of certain workers.

QVC UK's revenue grew 7% in local currency in the third quarter primarily due to sales in the home and accessories categories. QVC UK's ASP in local currency increased 9%, while units sold decreased 1% in the third quarter. UK's adjusted OIBDA in local currency increased 25% and adjusted OIBDA margin increased 258 basis points in the third quarter. The increase in adjusted OIBDA margin was primarily due to improved product margins.

QVC Italy's revenue increased 27% in local currency in the third quarter. QVC Italy's sales were primarily from the home, beauty and apparel product categories. QVC Italy's ASP in local currency decreased 5%, but units sold increased 31% in the third quarter. In the same period, the adjusted OIBDA deficit remained at €4 million as compared to the third quarter of 2012, primarily due to one-time warehouse transition costs from the QVC Germany Distribution Center to an outsourced provider in Italy.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, experienced a revenue increase of 54% in local currency in the third quarter. In the same period, CNRS' adjusted OIBDA deficit improved by 44%. This joint venture is being accounted for as an equity method investment.

QVC's outstanding bank and bond debt was $3.5 billion at September 30, 2013, an increase of $101 million since December 31, 2012.

eCommerce Businesses
In the aggregate, Liberty Interactive Group's eCommerce businesses increased revenue 7% to $298 million for the third quarter. The increased revenue was the result of increased marketing efforts driving additional traffic, investments in site improvements, increased shipping charges and broader inventory offerings. Additionally, the increased revenue was partially driven by the selling of product at a discount to continue to manage inventory to appropriate levels. Adjusted OIBDA decreased $9 million to a loss of $5 million. The decrease in adjusted OIBDA was the result of lower product margins as a result of continued product discounts and promotions and increased credit card chargebacks. Operating income improved by 18% to a loss of $46 million. The decrease in operating loss was primarily attributable to less significant impairments during the current quarter, offset by greater depreciation and amortization and stock compensation expense.

On October 10, 2013, Liberty announced that its board has authorized management to pursue a plan to recapitalize its Liberty Interactive Group tracking stock into two new tracking stocks, one (currently the Liberty Interactive Group common stock) to be renamed the QVC Group common stock and the other to be designated as the Liberty Digital Commerce Group common stock. In the recapitalization, record holders of Series A and Series B Liberty Interactive Group common stock would receive 1 share of the corresponding series of Liberty Digital Commerce Group common stock for each 10 shares of the renamed QVC Group common stock held by them as of the effective date. Liberty intends to attribute to the Liberty Digital Commerce Group its subsidiaries Provide Commerce, Backcountry.com, Bodybuilding.com, CommerceHub, Right Start, and Evite along with cash and certain liabilities. The QVC Group, which is currently known as the Liberty Interactive Group, would have attributed to it Liberty’s subsidiary QVC, Inc. and its approximate 38% interest in HSN, Inc., along with cash and certain liabilities. Liberty expects that the Series A and Series B Liberty Digital Commerce Group common stock will trade under the symbols “LDCA” and “LDCB” and that the Series A and Series B QVC Group common stock will trade under the symbols “QVCA” and “QVCB,” in each case, on the Nasdaq Stock Market.

The recapitalization is subject to various conditions, including the requisite approval of the holders of Liberty Interactive Group common stock and Liberty Ventures Group common stock at a stockholders’ meeting and the receipt of the opinion of tax counsel. Subject to the satisfaction of these conditions, the recapitalization is expected to occur in the first half of 2014.

Share Repurchases
From August 1, 2013 through October 31, 2013, Liberty repurchased approximately 12.4 million Series A Liberty Interactive shares (Nasdaq: LINTA) at an average cost per share of $24.37 for total cash consideration of $303.3 million. Since the creation of the Liberty Interactive stock in May 2006, Liberty has repurchased approximately 220.0 million shares at an average cost per share of $19.65 for aggregate cash consideration of $4.3 billion. These repurchases represent approximately 31.2% of the shares outstanding at the time of creation of the Liberty Interactive stock. All repurchases up to August 9, 2012, the date on which the Liberty Interactive stock was recapitalized to create the Liberty Ventures stock, were comprised of shares of the combined stocks. The total remaining repurchase authorization for Liberty Interactive Group stock is approximately $406 million.

Liberty Interactive Group holds controlling interests in companies that are engaged in digital commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and also owns an interest in HSN.

LIBERTY VENTURES GROUP - As of September 30, 2013, the fair value of the public equity method securities and other public holdings attributed to the Liberty Ventures Group was $1,662 million and $947 million, respectively. When compared to June 30, 2013, the fair value of Liberty Ventures Group's public equity method securities decreased 6%. The Liberty Ventures Group's other public holdings balance increased 3% primarily due to changes in market prices of certain securities during the third quarter.

On October 10, 2013, Liberty announced that its board has also authorized management to pursue a plan to spin-off to holders of its Liberty Ventures Group common stock shares of a newly formed company to be called Liberty TripAdvisor Holdings (“Trip Holdings”). Trip Holdings would be comprised of, among other things, Liberty’s 22% economic and 57% voting interest in TripAdvisor, as well as Liberty’s BuySeasons business, which is currently a part of Liberty’s subsidiary Celebrate Interactive, LLC (“Celebrate Interactive”) and an anticipated net debt balance of $350 million. BuySeasons would be reattributed from the Liberty Interactive Group to the Liberty Ventures Group prior to the spin-off and cash equal to the fair market value of BuySeasons would be reattributed from the Liberty Ventures Group to the Liberty Interactive Group. The Evite business, also currently a part of Celebrate Interactive, would remain at Liberty attributed to the Liberty Interactive Group (or, assuming the completion of the recapitalization, the new Liberty Digital Commerce Group). In the spin-off, record holders of Series A and Series B Liberty Ventures common stock would receive 1 share of the corresponding series of Trip Holdings common stock for each share of the Liberty Ventures common stock held by them as of a to-be-determined record date. Liberty expects that the Series A and Series B Liberty TripAdvisor Holdings common stock will trade under the symbols “LTRPA” and “LTRPB” and that the Series A and Series B Liberty Ventures Group common stock will continue to trade under the symbols “LVNTA” and “LVNTB,” in each case, on the Nasdaq Stock Market.

The spin-off is intended to be tax-free to stockholders of Liberty and its completion will be subject to various conditions, including the receipt of an IRS private letter ruling and an opinion of tax counsel. Subject to the satisfaction of these conditions, the completion of the spin-off is expected to occur in the first half of 2014.

Share Repurchases
There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from August 1, 2013 through October 31, 2013. The Liberty Ventures Group does not have an outstanding stock repurchase authorization at this time.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive Group and include its subsidiary TripAdvisor, its interest in Expedia, and minority interests in Time Warner and Time Warner Cable. TripAdvisor is a separate publicly traded company and additional information about TripAdvisor can be obtained through its website and filings with the Securities and Exchange Commission.

FOOTNOTES

1)
Liberty's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty's earnings conference call which will begin at 4:00 p.m. (ET) on November 5, 2013. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS - QUARTER

(amounts in millions)	3Q12	3Q13	% Change
Revenue
QVC
US	$1,237	$1,303	5%
International	681	644	(5)%
Total QVC Revenue	1,918	$1,947	2%
eCommerce businesses	278	298	7%
Total Liberty Interactive Group Revenue	$2,196	$2,245	2%

Adjusted OIBDA
QVC
US	$278	$304	9%
International	119	104	(13)%
Total QVC Adjusted OIBDA	397	408	3%
eCommerce businesses	4	(5)	(225)%
Corporate and other	(5)	(7)	(40)%
Total Liberty Interactive Group Adjusted OIBDA	$396	$396	—%

Operating Income
QVC
US	$173	$191	10%
International	87	68	(22)%
Total QVC Operating Income	260	259	—%
eCommerce businesses	(56)	(46)	18%
Corporate and other	(11)	(14)	(27)%
Total Liberty Interactive Group Operating Income	$193	$199	3%

(amounts in millions)
LINT Shares Outstanding	10/31/2012	10/31/2013
Outstanding A and B shares	544	508

(amounts in millions)
LINTA and LINTB Basic and Diluted Shares	Quarter ended 9/30/2012(1)	Quarter ended 9/30/2013
Basic Weighted Average Shares Outstanding (“WASO”)	542	513
Potentially dilutive Shares	10	10
Diluted WASO	552	523

(1)
Represents the Liberty Interactive Group from the date of the recapitalization of Liberty Interactive Corporation into the Liberty Interactive Group and Liberty Ventures Group tracking stocks on August 9, 2012 through September 30, 2012.

QVC OPERATING METRICS - QUARTER

(amounts in millions except average sale price amounts)	3Q12	3Q13	% Change
QVC - Consolidated(1)
Revenue	$1,918	$1,947	2%
Adjusted OIBDA	$397	$408	3%
Adjusted OIBDA margin	20.70%	20.96%	26 bps
Operating Income	$260	$259	—%

eCommerce and Mobile Metrics
eCommerce $ of total revenue	$642	$705	10%
eCommerce % of total revenue	33.47%	36.21%	274 bps

Mobile % of total eCommerce(2)	23.82%	32.70%	888 bps

QVC - US(1)
Revenue	$1,237	$1,303	5%
Adjusted OIBDA	$278	$304	9%
Adjusted OIBDA margin	22.47%	23.33%	86 bps
Operating Income	$173	$191	10%
Average sale price (ASP) $	55.21	57.88	5%
Units sold	24.64	24.82	1%
Return rate	20.05%	19.63%	(42) bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$479	$535	12%
eCommerce % of US revenue	38.72%	41.06%	234 bps

Mobile % of US eCommerce(2)	21.68%	31.62%	994 bps

QVC - Japan(1)
Revenue	$301	$236	(22)%
Adjusted OIBDA	$67	$46	(31)%
Adjusted OIBDA margin	22.26%	19.49%	(277) bps
Operating Income	$61	38	(38)%
Average sale price (ASP) ¥	6,214.50	6,029.91	(3)%
Units sold	4.18	4.36	4%

QVC - Germany(1)
Revenue	$211	$224	6%
Adjusted OIBDA	$36	$37	3%
Adjusted OIBDA margin	17.06%	16.52%	(54) bps
Operating Income	$21	$19	(10)%
Average sale price (ASP) €	35.23	34.03	(3)%
Units sold	6.16	6.55	6%

QVC - UK(1)
Revenue	$149	$156	5%
Adjusted OIBDA	$21	$26	24%
Adjusted OIBDA margin	14.09%	16.67%	258 bps
Operating Income	$15	$21	40%
Average sale price (ASP) £	27.91	30.50	9%
Units sold	3.61	3.57	(1)%

QVC - Italy(1)
Revenue	$20	$28	40%
Adjusted OIBDA	$(5)	$(5)	—%
Adjusted OIBDA margin	(25.00)%	(17.86)%	714 bps
Operating Income	$(10)	$(10)	—%
Average sale price (ASP) €	33.01	31.51	(5)%
Units sold	0.54	0.71	31%

(1)	Revenue change, adjusted OIBDA change and eCommerce and Mobile Metrics calculated in US Dollars, not local currency.

(2)	Based on gross US Dollar orders.

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2013 to the same period in 2012.

The following financial information with respect to Liberty's equity affiliates and available for sale securities is intended to supplement Liberty's consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	6/30/2013	9/30/2013
HSN(1)	$1,075	$1,073
Total Attributed Liberty Interactive Group	$1,075	$1,073

Expedia(2)	$1,388	$1,196
Interval Leisure Group and Tree.com(3)	379	466
Other Public Holdings(4)	917	947
Total Attributed Liberty Ventures Group	$2,684	$2,609

(1)
Represents fair value of Liberty Interactive Group's investment in HSN. In accordance with GAAP, Liberty Interactive Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $270 million and $283 million at June 30, 2013 and September 30, 2013, respectively.

(2)
Represents fair value of Liberty Ventures Group's investment in Expedia. In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $438 million and $465 million at June 30, 2013 and September 30, 2013, respectively.

(3)
Represents fair value of Liberty Ventures Group's investments. In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $95 million and $98 million at June 30, 2013 and September 30, 2013, respectively.

(4)
Represents Liberty Ventures Group's other public holdings which are accounted for at fair value. Excludes $444 million and $392 million of long-term marketable securities as of June 30, 2013 and September 30, 2013, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2013	9/30/2013
Cash and Liquid Investments Attributable to:
Liberty Interactive Group	$591	$455
Liberty Ventures Group(1)(2)(3)	1,809	1,470
Total Liberty Consolidated Cash and Liquid Investments	$2,400	$1,925

Less:
Short-term marketable securities - Liberty Ventures Group	$508	$552
Long-term marketable securities - Liberty Ventures Group	444	392
Total Liberty Consolidated Cash (GAAP)	$1,448	$981

Debt:
Senior notes and debentures(4)	$792	$792
Senior exchangeable debentures(5)	—	400
QVC senior notes(4)	2,819	2,819
QVC bank credit facility	990	673
Other	138	153
Total Attributed Liberty Interactive Group Debt	$4,739	$4,837
Unamortized discount and fair market value adjustment	(15)	(2)
Total Attributed Liberty Interactive Group Debt (GAAP)	$4,724	$4,835

Senior exchangeable debentures(5)	$2,146	$2,091
TripAdvisor debt facilities	385	376
Total Attributed Liberty Ventures Group Debt	$2,531	$2,467
Fair market value adjustment	(267)	(268)
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,264	$2,199

Total Liberty Interactive Corporation Debt (GAAP)	$6,988	$7,034

(1)	Includes $508 million and $552 million of short-term marketable securities with an original maturity greater than 90 days as of June 30, 2013 and September 30, 2013, respectively.

(2)
Includes $444 million and $392 million of marketable securities with an original maturity greater than one year as of June 30, 2013 and September 30, 2013, respectively, which are reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed attributed balance sheet.

(3)	Includes $616 million and $596 million of cash and liquid investments held at TripAdvisor as of June 30, 2013 and September 30, 2013, respectively.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the Liberty Interactive Group decreased by approximately $136 million during the third quarter. Cash flows from operations were offset by capital expenditures and stock repurchases. Total debt attributed to the Liberty Interactive Group increased by $98 million, primarily due to the issuance of new senior exchangeable debentures during the quarter, partially offset by payments made on the QVC bank credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group decreased $339 million, primarily due investments in cost and equity investees, debt repayments during the quarter and shares repurchased by subsidiary. These cash outflows were partially offset by cash flows from operations. Included in the third quarter total cash and liquid investments attributed to the Liberty Ventures Group is $596 million held at TripAdvisor, which is comprised of $276 million of cash, $156 million of short-term marketable securities and $164 million of long-term marketable securities. Although TripAdvisor is a consolidated subsidiary, they are a separate public company with a significant noncontrolling interest, therefore Liberty does not have ready access to those cash and liquid investments. Total debt outstanding attributed to the Liberty Ventures Group decreased by $64 million from the second quarter to the third quarter, primarily due to repayments made on senior exchangeable debentures.

Important Notice: Liberty (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty's earnings release in a conference call which will begin at 4:00 p.m. (ET) on November 5, 2013. The call can be accessed by dialing (888) 437-9357 or (719) 325-2449 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 6:00 p.m. (ET) on November 12, 2013, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 2267905. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on Liberty's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, the proposed spin-off of our interest in TripAdvisor, the proposed recapitalization of the Liberty Interactive Group tracking stock into the QVC Group tracking stock and a new Liberty Digital Commerce tracking stock, future financial prospects, international expansion, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and the ability of invested cash flows to meet obligations under the debentures and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, our ability to satisfy the conditions to the proposed recapitalization and spin-off and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty (QVC) at September 30, 2013, which Liberty has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	3Q12	4Q12	1Q13	2Q13	3Q13
Liberty Interactive Group
QVC
Revenue - US	$1,237	$1,828	$1,297	$1,312	$1,303
Revenue - International	681	864	677	649	644
Revenue - Total	$1,918	$2,692	$1,974	$1,961	$1,947
Adjusted OIBDA - US	278	429	291	320	304
Adjusted OIBDA - International	119	174	113	114	104
Adjusted OIBDA - Total	$397	$603	$404	$434	$408
Operating income - US	173	312	180	207	191
Operating income - International	87	137	80	78	68
Operating income - Total	$260	$449	$260	$285	$259
Gross margin - US	36.1%	34.7%	36.1%	37.3%	37.1%
Gross margin - International	37.4%	37.1%	37.5%	37.8%	37.4%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013 and September 31, 2013, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q12	4Q12	1Q13	2Q13	3Q13
Liberty Interactive Group
Adjusted OIBDA	$397	$626	$437	$455	396
Depreciation and amortization	(147)	(159)	(153)	(158)	(156)
Stock compensation expense	(18)	(32)	(24)	(29)	(22)
Impairment of intangible assets	(39)	(53)	—	—	(19)
Operating Income	$193	$382	$260	$268	$199

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013 and September 31, 2013, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q12	4Q12	1Q13	2Q13	3Q13
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$278	$429	$291	$320	$304

QVC Japan	67	79	54	57	46
QVC Germany	36	58	43	35	37
QVC UK	21	42	19	26	26
QVC Italy	(5)	(5)	(3)	(4)	(5)
QVC International adjusted OIBDA	$119	$174	$113	$114	$104

Consolidated QVC adjusted OIBDA	397	603	404	434	408
Depreciation and amortization	(129)	(141)	(134)	(140)	(139)
Stock compensation	(8)	(13)	(10)	(9)	(10)
Operating Income	$260	$449	$260	$285	$259

eCommerce Businesses
Adjusted OIBDA	4	35	39	26	(5)
Depreciation and amortization	(18)	(19)	(18)	(18)	(19)
Stock compensation	(3)	(2)	(2)	(10)	(3)
Impairment of intangible assets	(39)	(53)	—	—	(19)
Operating Income (Loss)	$(56)	$(39)	$19	$(2)	$(46)

LIBERTY INTERACTIVE CORPORATION
BALANCE SHEET INFORMATION
September 30, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Inter-group Eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$455	526	—	981
Trade and other receivables, net	764	190	—	954
Inventory, net	1,328	—	—	1,328
Short-term marketable securities	—	552	—	552
Other current assets	288	19	(155)	152
Total current assets	2,835	1,287	(155)	3,967
Investments in available-for-sale securities and other cost investments	4	1,339		1,343
Investments in affiliates, accounted for using the equity method	335	890	—	1,225
Property and equipment, net	1,181	25	—	1,206
Intangible assets not subject to amortization	8,388	5,515	—	13,903
Intangible assets subject to amortization, net	1,656	968	—	2,624
Other assets, at cost, net of accumulated amortization	85	17	—	102
Total assets	$14,484	10,041	(155)	24,370

Liabilities and Equity
Current liabilities:
Intergroup Payable (receivable)	$78	(78)	—	—
Accounts payable	641	41	—	682
Accrued liabilities	681	113	—	794
Current portion of debt	439	927	—	1,366
Current deferred tax liabilities	—	1,097	(155)	942
Other current liabilities	163	47	—	210
Total current liabilities	2,002	2,147	(155)	3,994
Long-term debt	4,396	1,272	—	5,668
Deferred income tax liabilities	1,158	1,736	—	2,894
Other liabilities	212	43	—	255
Total liabilities	7,768	5,198	(155)	12,811
Equity/Attributed net assets (liabilities)	6,575	478	—	7,053
Noncontrolling interests in equity of subsidiaries	141	4,365	—	4,506
Total liabilities and equity	$14,484	10,041	(155)	24,370

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,245	—	2,245
Other revenue	—	255	255
Total revenue	2,245	255	2,500

Operating costs and expenses:
Cost of sales	1,437	—	1,437
Operating, including stock-based compensation	206	40	246
Selling, general and administrative, including stock-based compensation	228	130	358
Impairment of intangible assets	19	—	19
Depreciation and amortization	156	79	235
	2,046	249	2,295
Operating income	199	6	205

Other income (expense):
Interest expense	(70)	(17)	(87)
Share of earnings (losses) of affiliates, net	13	16	29
Realized and unrealized gains (losses) on financial instruments, net	(18)	33	15
Other, net	(1)	4	3
	(76)	36	(40)
Earnings (loss) before income taxes	123	42	165
Income tax benefit (expense)	(38)	4	(34)
Net earnings (loss)	85	46	131
Less net earnings (loss) attributable to noncontrolling interests	8	10	18
Net earnings (loss) attributable to Liberty stockholders	$77	36	113

LINT Shares Outstanding
Outstanding A and B shares as of October 31, 2013 (in millions)	508

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 9/30/2013
Basic Weighted Average Shares Outstanding (“WASO”)	513
Potentially dilutive shares	10
Diluted WASO	523

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,196	—	2,196
Other revenue	—	—	—
Total revenue	2,196	—	2,196

Operating costs and expenses:
Cost of sales	1,407	—	1,407
Operating, including stock-based compensation	201	—	201
Selling, general and administrative, including stock-based compensation	209	4	213
Impairment of intangible assets	39	—	39
Depreciation and amortization	147	—	147
	2,003	4	2,007
Operating income	193	(4)	189

Other income (expense):
Interest expense	(84)	(27)	(111)
Share of earnings (losses) of affiliates, net	6	37	43
Realized and unrealized gains (losses) on financial instruments, net	14	(174)	(160)
Other, net	—	(2)	(2)
	(64)	(166)	(230)
Earnings (loss) before income taxes	129	(170)	(41)
Income tax benefit (expense)	(65)	80	15
Net earnings (loss)	64	(90)	(26)
Less net earnings (loss) attributable to noncontrolling interests	15	—	15
Net earnings (loss) attributable to Liberty stockholders	$49	(90)	(41)

LINT Shares Outstanding
Outstanding A and B shares as of October 31, 2012 (in millions)	544

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 9/30/2012
Basic Weighted Average Shares Outstanding (“WASO”)	542
Potentially dilutive shares	10
Diluted WASO	552

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$314	20	334
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	467	235	702
Stock-based compensation	75	49	124
Cash payments for stock based compensation	(6)	(2)	(8)
Share of (earnings) losses of affiliates, net	(33)	8	(25)
Cash receipts from return on equity investments	11	14	25
Realized and unrealized gains (losses) on financial instruments, net	1	48	49
Gains (losses) on disposition of assets, net	1	1	2
Impairment of intangible assets	19	—	19
Deferred income tax (benefit) expense	(143)	(128)	(271)
Other, net	67	5	72
Intergroup tax allocation	49	(49)	—
Intergroup tax payments	30	(30)	—
Changes in operating assets and liabilities
Current and other assets	98	(83)	15
Payables and other current liabilities	(408)	121	(287)
Net cash provided (used) by operating activities	542	209	751

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	1,136	1,136
Investments in and loans to cost and equity investees	(4)	(367)	(371)
Capital expended for property and equipment	(178)	(39)	(217)
Purchases of short term and other marketable securities	—	(1,388)	(1,388)
Sales of short term and other marketable securities	—	725	725
Other investing activities, net	(19)	(34)	(53)
Net cash provided (used) by investing activities	(201)	33	(168)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,867	851	3,718
Repayments of debt	(2,645)	(2,407)	(5,052)
Intergroup receipts (payments), net	2	(2)	—
Shares repurchased by subsidiary	—	(142)	(142)
Shares issued by subsidiary	—	24	24
Repurchases of Liberty common stock	(750)	—	(750)
Other financing activities, net	(38)	(1)	(39)
Net cash provided (used) by financing activities	(564)	(1,677)	(2,241)

Effect of foreign currency rates on cash	(21)	—	(21)
Net increase (decrease) in cash and cash equivalents	(244)	(1,435)	(1,679)
Cash and cash equivalents at beginning of period	699	1,961	2,660
Cash and cash equivalents at end period	$455	526	981

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$336	(8)	328
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	437	—	437
Stock-based compensation	52	1	53
Cash payments for stock based compensation	(9)	—	(9)
Share of losses (earnings) of affiliates, net	(26)	(63)	(89)
Cash receipts from return on equity investments	8	13	21
Realized and unrealized gains (losses) on financial instruments, net	(39)	377	338
Gains (losses) on disposition of assets, net	—	(288)	(288)
Impairment of intangible assets	39	—	39
Deferred income tax (benefit) expense	(119)	85	(34)
Other, net	11	(33)	(22)
Intergroup tax allocation	156	(156)	—
Changes in operating assets and liabilities
Current and other assets	162	—	162
Payables and other current liabilities	27	(19)	8
Net cash provided (used) by operating activities	1,035	(91)	944

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	348	348
Investments in and loans to cost and equity investees	(60)	(132)	(192)
Capital expended for property and equipment	(237)	—	(237)
Sales (purchases) of short term and other marketable securities	46	—	46
Other investing activities, net	(41)	1	(40)
Net cash provided (used) by investing activities	(292)	217	(75)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,043	—	2,043
Repayments of debt	(1,123)	(115)	(1,238)
Reattribution of cash between groups	(1,346)	1,346	—
Intergroup receipts (payments), net	122	(122)	—
Repurchases of Liberty common stock	(690)	—	(690)
Other financing activities, net	(30)	—	(30)
Net cash provided (used) by financing activities	(1,024)	1,109	85

Effect of foreign currency rates on cash	(8)	—	(8)
Net increase (decrease) in cash and cash equivalents	(289)	1,235	946
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$558	1,235	1,793

Additional Information
Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the proposed QVC Group tracking stock, the proposed Liberty Digital Commerce tracking stock or Liberty's existing common stock. The offer and sale of shares of the proposed new tracking stocks will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation
The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stocks. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.